Exhibit 99.1

Freeport-McMoRan Announces

Redemption of Five Series of Senior Notes

PHOENIX, AZ, August 18, 2017 — Freeport-McMoRan Inc. (NYSE: FCX) announced today that notices have been issued to redeem on September 18, 2017, $543 million aggregate principal amount of two series of Freeport-McMoRan Inc. (FCX) senior notes and three series of Freeport-McMoRan Oil & Gas LLC (FMOG) senior notes currently outstanding. In accordance with the terms of respective indentures governing the notes, the notes will be redeemed at the redemption prices set forth in the table below, together with accrued and unpaid interest on the notes redeemed to, but not including, the redemption date.

Senior Notes	Principal Amount Outstanding (in millions)	Redemption Price*	Redemption Cost* (in millions)
FCX 6.125% due 2019	$179	$101.531	$182
FMOG 6.125% due 2019	$58	$101.531	$59
FCX 6.625% due 2021	$228	$102.458	$234
FMOG 6.625% due 2021	$33	$102.208	$34
FMOG 6.75% due 2022	$45	$103.375	$46
Total	$543		$555

          * Excludes accrued and unpaid interest

The aggregate cash interest cost savings would approximate $35 million per annum. FCX expects to record a gain to net income of approximately $11 million in the third quarter of 2017 in connection with the redemptions. On August 18, 2017, U.S. Bank National Association, as trustee for the FCX senior notes, and Wells Fargo Bank, N.A., as trustee for the FMOG senior notes, distributed to the registered note holders written notice of the terms of these redemptions.

At June 30, 2017, FCX had $15.4 billion in total debt and consolidated cash of $4.7 billion. Following these note redemptions, FCX’s total debt would approximate $14.8 billion.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX’s website at “fcx.com.”

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